HRE PROPERTIES

321 RAILROAD AVENUE

Greenwich, Connecticut 06830




PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on March 13, 1996


         This Proxy Statement is furnished to shareholders of HRE Properties, a Massachusetts business trust (hereinafter called the "Trust"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Shareholders of the Trust to be held at the Doral Arrowwood Conference Center, Rye Brook, New York, on March 13, 1996 at 11:00 a.m. for the purposes set forth in the Notice of Meeting.

         The solicitation is made on behalf of the Trustees of the Trust and the costs of the solicitation will be borneby the Trust. Trustees, officers and employees of the Trust and its affiliates may also solicit proxies by telephone,telegraph, fax or personal interview. The Trust will reimburse banks, brokerage firms and other custodians,nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the shares.

         Holders of record of Common Shares of the Trust as of the close of business on the record date, January 29, 1996, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Shares constitute the only class of securities entitled to vote at the Meeting, and each Common Share entitles the holder thereof to one vote. At the close of business on January 29, 1996, there were 5,367,226 Common Shares issued and outstanding.

         Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted for the election of three Trustees, and against the shareholder proposal to declassify the Board of Trustees. To be voted, proxies must be filed with the Secretary of the Trust prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Trust or by voting in person at the Meeting.

         The Annual Report to shareholders for the Trust's fiscal year ended October 31, 1995 has been mailed with this proxy statement. This proxy statement and the enclosed proxy were mailed to shareholders on or about January 29, 1996. The principal executive offices of the Trust are located at 321 Railroad Avenue, Greenwich, Connecticut 06830.


ITEM 1.ELECTION OF TRUSTEES

         Pursuant to Section 2.2 of the Trust's Declaration of Trust, the Trustees are divided into three classes serving three year terms. Three Trustees, comprising Class II, are to be elected at the 1996 Annual Meeting. Mssrs. Peter Herrick, Paul D. Paganucci and James O. York have been nominated for election as Trustees to hold office until the 1999 Annual Meeting and until their successors have been elected and shall qualify.



                               Principal Occupation                                     Trustee                Term
                               For the Past Five Years                                  Continuous             to
                               And Current Directorships              Age               Since                  Expire

                                     CLASS II
                          (To be nominated for election by
                             holders of Common Shares
                             to serve for three years)

Peter Herrick(A)(E)....      Retired Vice Chairman (1990-1992)         69               1990                    1999
                             and Director, The Bank of New York;
                             President and Chief Operating
                             Officer, The Bank of New York
                             (February 1982 to June 1990);
                             President and Director, The Bank of
                             New York Company, Inc. (February
                             1984 to March 1992); Member, New
                             York State Banking Board (June 1990
                             to April 1993); Director, BNY
                             Hamilton Funds.


Paul D. Paganucci(A).......  Chairman, Ledyard National Bank           64               1984                    1999
                             (since April 1991); Chairman of the
                             Executive Committee of W.R. Grace
                             & Co. (July 1989 to March 1991);
                             Vice Chairman, W.R. Grace & Co.
                             (November 1986 to July 1989);
                             Executive Vice President, W.R. Grace
                             & Co. from (January 1986 to
                             November 1986); formerly Vice
                             President and Treasurer of Dartmouth
                             College (July 1977 to December
                             1985); Director, Filene's Basement,
                             Inc.; Director, State Mutual
                             Securities, Inc.; Trustee Emeritus,
                             Colby College; Director, The Grace
                             Institute.

James O. York (A)..........  Real Estate Counselor (since 1988);      68                1979                     1999
                             Retired in 1987 as President of R.H.
                             Macy Properties Division and as
                             Senior Vice President and Director of
                             R.H. Macy & Co., Inc.; Trustee, The
                             International Council of Shopping
                             Centers Education and Research
                             Foundation; Trustee, Corporate
                             Property Investors.


Terms of office of the four Trustees named below will continue until the Annual Meeting in the years indicated.



                                Principal Occupation                               Trustee            Term
                                For the Past Five Years                            Continuous         to
Name                            And Current Directorships               Age        Since              Expire

                                CLASS I
                                (Term of Office expires in 1998)

E. Virgil Conway (C)(E)         Chairman, Metropolitan                  66         1989               1998
                                Transportation Authority (since
                                1995); Former Chairman,
                                Financial Accounting Standards
                                Advisory Council (1992-1995);
                                Financial Consultant and Corporate
                                Director (since January 1989);
                                Chairman and Director, The
                                Seamen's Bank for Savings, FSB
                                (1969-1989); Trustee, Consolidated
                                Edison Company of New York,
                                Inc.; Director, Union Pacific
                                Corporation; Trustee, Phoenix
                                Home Life Mutual Funds; Trustee,
                                Atlantic Mutual Insurance
                                Company; Director, Centennial
                                Insurance Company; Director,
                                Trism, Inc.;  Director,
                                AccuHealth, Inc.; Chairman, New
                                York Housing Partnership
                                Development Corporation; Vice
                                Chairman, Academy of Political
                                Science; Trustee, Pace University.

                                   Principal Occupation                              Trustee          Term
                                   For the Past Five Years                           Continuous       to
Name                               And Current Directorships          Age            Since            Expire

                                   CLASS III
                                   (Term of Office expires in 1997)


Robert R. Douglass(C).....         Of Counsel, Milbank, Tweed          64            1991             1997
                                   Hadley and McCloy; Chairman
                                   and Director, Cedel; Retired Vice
                                   Chairman and Director, The Chase
                                   Manhattan Corporation (1985 to
                                   1993); Executive Vice President,
                                   General Counsel and Secretary,
                                   The Chase Manhattan Corporation
                                   (1976 to 1985); Trustee,
                                   Dartmouth College (1983 to 1993);
                                   Chairman,  Downtown Lower
                                   Manhattan Association;Chairman
                                   of Alliance for Downtown New
                                   York; Member, Board of Managers,
                                   The New York Botanical Garden;
                                   Director, Business Council for the
                                   United Nations; Member, Council on
                                   Foreign Relations;
                                   Director, Gryphon Holdings, Inc.
                                   Trustee, Managed Accounts Services
                                   Portfolio Trust.

George H.C. Lawrence(C).......     Chairman, Chief Executive Officer         58         1988                1997
                                   and President, Lawrence Investing
                                   Company, Inc. (since 1970);
                                   Director, Urstadt Property
                                   Company, Inc.; Trustee, Sarah
                                   Lawrence College; Director,
                                   Westchester County Association;
                                   Senior Vice President and
                                   Director, Kensico Cemetery;
                                   Director, CLX Energy.

Charles J. Urstadt (E)........     Chairman of the Board of                  67         1975                1997
                                   Trustees; President and Chief
                                   Executive Officer of the Trust
                                   (since September 1989); Chairman,
                                   President and Director, Urstadt
                                   Property Company, Inc. (a real
                                   estate investment corporation);
                                   Trustee, Pace University; Trustee,
                                   Teacher's Insurance and Annuity
                                   Association.

________________
(A) Member of Audit Committee
(C) Member of Compensation Committee
(E) Member of Executive Committee

         During the fiscal year ended October 31, 1995, the Trustees held five meetings. The Trustees have three standing committees:
an Audit Committee, an Executive Committee and a Compensation Committee. Each Trustee attended at least 75% of the aggregate total number of meetings held during the fiscal year by the Trustees and by all committees of which such Trustee is a member.

         The Audit Committee met twice during the fiscal year ended October 31, 1995. The Committee recommends to the Trustees the independent public accountants to be engaged by the Trust, reviews with the Trust's independent public accountants and management the Trust's internal accounting procedures and controls, and reviews with the Trust's independent public accountants the scope and results of the auditing engagement.
Messrs. Paul D.Paganucci, Peter Herrick and James O. York are the current members of the Audit Committee.

         The Executive Committee did not meet during the fiscal year ended October 31, 1995. In general, the Executive Committee may exercise such powers of the Trustees between meetings of the Trustees as may be delegated to it by the Trustees (except for certain powers of the Trustees which may not be delegated). Messrs.E. Virgil Conway, Peter Herrick, and Charles J. Urstadt are the current members of the Executive Committee.

         The Compensation Committee, which makes recommendations to the Trustees concerning compensation and administers the Trust's Stock Option Plan, held two meetings during the fiscal year ended October 31, 1995. Messrs. E. Virgil Conway, George H.C. Lawrence and Robert R. Douglass are the current members of the Compensation Committee.

         The Trustees do not have a nominating committee but act as a group on such matters.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust's Trustees and officers, and persons who own more than 10% of a registered class of the Trust's equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the Securities and Exchange Commission (the "SEC").
Such persons are also required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Trust, or written representations that no Forms 5 were required, the Trust believes that, with respect to the period from November 1, 1994 through October 31, 1995, its Trustees, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

         At the Meeting, the shareholders of the Trust will be requested to elect three Trustees, comprising Class II. The affirmative vote of the holders of not less than a majority of the Trust's Common Shares entitled to vote and present, in person or by proxy, at the Annual Meeting will be required to elect a Trustee. Abstentions will thus be the equivalent of negative votes and broker non-votes will have no effect, as any shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

                      THE TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMEND
               A VOTE FOR APPROVAL OF THE NOMINEES FOR ELECTION AS TRUSTEES.

Security Ownership of Certain Beneficial Owners and Management

         The following tables set forth certain information as of January 16, 1996 available to the Trust with respect to the shares of the Trust (i) held by those persons known to the Trust to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of the Trust's Common Shares then outstanding and (ii) held by each of the Trustees, each of the executive officers named in the Summary Compensation Table below, and by all of the Trustees and executive officers as a group:









                                                 5% BENEFICIAL OWNERS

               Name and Address                        Common Shares                 Percent
               of Beneficial Owner                     Beneficially Owned            of Class

Charles J. Urstadt(1)
HRE Properties
321 Railroad Avenue
Greenwich, Connecticut 06830                               1,100,800                 19.7%


The Kimco Group(2)
1044 Northern Boulevard
Roslyn, New York 11576                                      601,050                  10.8%
________________
(1)      Of these shares, 15,000 are owned by Urstadt Property Company, Inc., a company of which Mr. Urstadt is the president, a director and a principal stockholder, 900,000 shares are owned by two irrevocable trusts established for Mr. Urstadt's children and 40,000 shares are owned by Elinor Urstadt, Mr. Urstadt's wife.
         The figure excludes 98,750 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, and includes 145,000 shares issuable upon exercise of options exercisable within 60 days.  See "Compensation and Transactions with Management and Others"
         below.  Also excludes 25,000 cash appreciation rights, all of which are exercisable within 60 days.

(2)      Based on information contained in Amendment No. 10 to a Schedule 13D filed with the Securities and
         Exchange Commission on December 11, 1989 by a group of persons and entities (the "Kimco Group")
         comprised principally of Milton Cooper, Kimco Corporation, Kimco Development Corporation, CLS
         General Partnership Corp., K.O. Associates, Orentreich Cooper Joint Venture and Dr. Norman Orentreich.

                                                 TRUSTEES AND OFFICERS

                      Name                              Common Shares                Percent
                                                      Beneficially Owned             of Class

Charles J. Urstadt..........................                 1,100,800 (1)            19.7  %
E. Virgil Conway . . . . . . . . . . . . . .                    10,500 (2)(3)            *
Robert R. Douglass . . . . . . . . . . . . .                     5,600 (3)(8)            *
Peter Herrick. . . . . . . . . . . . . . . .                    16,000 (2)(3)            *
George H.C. Lawrence . . . . . . . . . . . .                    23,400 (2)(3)            *
Paul D. Paganucci. . . . . . . . . . . . . .                     6,000 (2)(3)            *
James O. York. . . . . . . . . . . . . . . .                     5,100 (2)(3)            *
James R. Moore . . . . . . . . . . . . . . .                    27,916 (4)(6)            *
Raymond P. Argila. . . . . . . . . . . . . .                    14,416 (4)(5)            *
Willing L. Biddle. . . . . . . . . . . . . .                    14,950 (7)               *
Trustees and executive officers
  as a group (10 persons). . . . . . . . . .                 1,224,682 (9)             21.9  %

* Less than 1%




(1)          Includes 15,000 shares owned by Urstadt Property Company Inc., 900,000 Common Shares owned by two irrevocable trusts established for Mr. Urstadt's adult children, and 40,000 Common Shares owned
             by Elinor Urstadt, Mr. Urstadt's wife.  Excludes    98,750 Common Shares issuable upon exercise of
             options which are not currently exercisable and will not become exercisable within 60 days, and includes
             145,000 Common Shares issuable upon exercise of options exercisable within 60 days.  Also excludes
             25,000 cash appreciation rights all of which are exercisable within 60 days.  See "Compensation and
             Transactions with Management and Others" below.

(2)          Includes 4,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.  See "Compensation and Transactions with Management and Others" below.

(3)          Excludes 1,000 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(4)          Represents Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.  See "Compensation and Transactions with Management and
             Others" below.

(5)          Excludes 11,250 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(6)          Excludes 12,750 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(7)          Includes 2,250 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.  Excludes 7,250 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.
             Mr. Biddle is the son-in-law of Mr. Urstadt.

(8)          Includes 3,000 Common Shares issuable upon exercise of options which are currently exercisable or will become exercisable within 60 days.  See "Compensation and Transactions with Management and
             Others" below.
(9)          Excludes 136,000 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, but includes 212,582 Common Shares issuable upon exercise of options which are exercisable within 60 days.  Also excludes 25,000 cash appreciation rights all of which are exercisable within 60 days.

Compensation and Transactions with Management and Others

Executive Officer Compensation

         There is set forth below information concerning the annual and long-term compensation paid by the Trust during each of the three years ended October 31, 1995 to those persons who were, at October 31, 1995 (i) the chief executive officer and (ii) the three other most highly compensated executive officers of the Trust constituting the only persons who were serving as executive officers at such date.

                                              SUMMARY COMPENSATION TABLE

Annual Compensation                                                 Long-Term Compensation
                                                                    Awards/Payouts

Name and                                                               #
Principal                                                              Options/      All Other
Position           Year       Salary      Bonus          Total         SARS          Compensation*       Total

Charles J.         1995       $225,000    $40,000        $265,000      50,000        $7,500              $272,500
Urstadt,           1994       $215,000    $20,000        $235,000      50,000        $7,500              $242,500
Chief              1993       $191,667    $     0        $191,667      67,500        $9,583              $201,250
Executive
Officer

James R.           1995       $138,813    $10,000        $148,813       7,000        $7,440              $156,253
Moore,             1994       $132,415    $ 6,500        $138,915       6,500        $6,946              $145,861
Senior Vice        1993       $125,345    $ 4,000        $129,345       7,500        $6,467              $135,812
President

Raymond P.         1995       $126,073    $ 5,000        $131,073       6,000        $6,554              $137,627
Argila,            1994       $121,115    $ 4,500        $125,615       5,500        $6,280              $131,895
Senior Vice        1993       $115,185    $ 3,000        $118,185       7,500        $5,909              $124,094
President

Willing L.         1995       $100,813    $10,000        $110,813       5,000        $5,541              $116,354
Biddle (a)         1994       $ 80,832    $ 3,500        $ 84,232       3,250        $4,213              $ 88,445
Senior Vice        1993       $ 43,667    $     0        $ 43,667       1,250        $    0              $ 43,667
President
________________
*   Discretionary contribution by the Trust to the Trust's Profit Sharing and Savings Plan (the "401(k) Plan")
    allocated to an account of the named executive officer.

(a) Mr. Biddle commenced employment with the Trust on April 1, 1993.

    Trustee Compensation

     Other than Mr. Urstadt, each Trustee is entitled to an annual retainer of $15,000 and compensation of $1,000 for each Trustee meeting and each committee meeting attended. Trustees may elect to defer payment of any Trustee fees until they leave office. The Trust paid annual interest of 7.5% on deferred Trustee fees during the fiscal year ended October 31, 1995 and currently accrues 7.5% annual interest on deferred Trustee fees.

     Change of Control Agreements

     The Trust has agreements with each of its officers, including Messrs. Urstadt, Moore, Argila and Biddle, under which, in certain circumstances following a Change of Control of the Trust (as defined in such agreements), the Trust would pay severance benefits to such persons. If, within 18 months following the Change of Control, the Trust terminates the executive's employment other than for cause, or if the executive elects to terminate his employment with the Trust for reasons specified in the agreement, the Trust will make a severance payment equal to a portion of such person's base salary, together with medical and other benefits during such period. The severance payments range from 6 months' to 12 months' salary plus benefits. Messrs. Urstadt, Moore, Argila and Biddle would each receive a severance payment equal to their respective twelve month salaries plus benefits. The salaries of Messrs. Urstadt, Moore, Argila and Biddle are currently $240,000, $145,000, $132,000 and $130,000, respectively. Each of such agreements has an indefinite term.

     Stock Options

     Under the Trust's Stock Option Plan ("Plan"), 453,665 shares of the Trust's authorized but unissued Common Shares are reserved for issuance upon the exercise of options or stock appreciation rights which have been or may be granted under the Plan. The persons eligible to participate in the Plan are such key employees of the Trust as may be selected from time to time by the Compensation Committee in its discretion, as well as non-employee Trustees. The Plan provides that each Trustee who is not a full-time employee or former full-time employee of the Trust will automatically be awarded options covering 1,000 shares on April 1 of each year. The Plan is administered by the Compensation Committee.

     The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of stock options and stock appreciation rights ("SARs") made under the Plan in the fiscal year ended October 31, 1995.

                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                      Individual Grants                        Grant Date Value
                                            % of Total
                                             Options/
                                               SARs
                             Options/       Granted to         Average
                               SARs          Employees       Exercise or
                             Granted*        in Fiscal       Base Price         Expiration           Grant Date
Name                            (#)            Year            ($/sh)              Date          Present Value ($)**
Charles J. Urstadt           25,000           34.01%            $14.13           11/10/04            $ 32,500
                             25,000           34.01%            $14.00           06/10/05            $ 32,250

James R. Moore                3,500            4.76%            $14.13           11/10/04            $  4,550
                              3,500            4.76%            $14.00           06/10/05            $  4,515

Raymond P. Argila             3,000            4.08%            $14.13           11/10/04            $  3,900
                              3,000            4.08%            $14.00           06/10/05            $  3,870

Willing L. Biddle             2,000            2.72%            $14.13           11/10/04            $  2,600
                              3,000            4.08%            $14.00           06/10/05            $  3,870



  *   All options granted during the past fiscal year vest over four years.  No options granted during the past fiscal year were granted with related stock appreciation rights.

**    Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options.  The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.  The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

      The Compensation Committee has authorized loans to finance the exercise of incentive stock options granted to executive officers.
The loans have a five-year term, subject to extension at the discretion of the Compensation Committee, bear interest at the Base Rate of The First National Bank of Boston and are secured by a pledge of the related shares. The loans become due on termination of employment by the Trust, but are automatically extended for seven months following termination of employment other than for cause, and for 13 months following termination of employment occurring after a Change of Control of the Trust.

      The following table sets forth, for the executive officers named in the Summary Compensation Table, information concerning the fiscal year-end value of unexercised options and SARs. No Common Shares of the Trust were acquired by such executive officers through the exercise of options in fiscal 1995.



                   Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                                       Value of
                                              Number of                                Unexercised
                                             Unexercised                              In-the-Money
                                            Options/SARs                              Options/SARs
                                            at FY-End (#)                             at FY-End ($)
Name                                  Exercisable/Unexercisable                 Exercisable/Unexercisable

Charles J. Urstadt. . . . . . . . .        145,000/ 98,750                          $235,469/$ 42,344
James R. Moore. . . . . . . . . . .         27,916/ 12,750                           $29,378/$ 4,953
Raymond P. Argila . . . . . . . . .         14,416/ 11,250                           $29,363/$ 4,781
Willing L. Biddle . . . . . . . . .          2,250/  7,250                              $141/$ 1,016


              Report of Compensation Committee on Executive Compensation

      The Board of Trustees Compensation Committee, which is composed of three independent outside Trustees, is responsible for making recommendations to the Board concerning compensation and for administering the Trust's
Stock Option Plan. The Compensation Committee considered a variety of factors and criteria in arriving at its recommendations for compensation of the Trust's executive officers for fiscal 1995.

      The Committee believes that compensation should be structured so as to provide incentives to the Trust's officers to enhance the long-term profitability of the Trust. Thus, in making its recommendations regarding compensation, the Committee attempts to align the financial interests of the Trust's executive officers with those of its shareholders.

      Options to purchase the Trust's Common Shares are a key element in the Trust's compensation program.
Since the Trust's Stock Option Plan provides for a one-year waiting period before options may be exercised and an exercise price of the Trust's
Common Shares at fair market value as of the date of grant, executive officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals. The Committee determined that it was advisable to consider the grant of options twice a year, so as to provide a more immediate incentive to loyal employees and align more closely the award of options to job performance.

      In evaluating the potential long-term profitability of the Trust and making its fiscal 1995 compensation recommendations, the Committee considered stock price, projected and actual cash flow, leasing activities, new acquisitions and other factors in arriving at its conclusions. The Committee decided to grant options pursuant to the Trust's Stock Option Plan to purchase the Trust's Common Shares to certain executive officers which the Committee believed would provide such officers with a direct incentive to improve the Trust's profitability and consequently, shareholder value.

      The Committee believes that the continued focus by the Chief Executive Officer on financing, acquisitions and sales, leasing and cost containment, in the face of a highly competitive market, warrants special recognition and that such focus will position the Trust for potential long-term profitability as this strategy matures. In light of the leadership by Mr. Urstadt during 1995 in all areas of management including particularly increasing leasing and undertaking acquisitions, and sales which has resulted in a 13% improvement in cash flow in fiscal 1995, the Committee decided to award Mr. Urstadt options to purchase 50,000 of the Trust's Common Shares. The Committee believes that the Chief Executive Officer should be able to profit directly from future increases in the value of the Trust's Common Shares which enures to the benefit of all shareholders.

      The Committee compared the annual compensation of Mr. Urstadt with that of Chief Executive Officers of other REITs in the comparable size category of the Trust and determined that Mr. Urstadt's current salary was lower than the mean annual salary of such other Chief Executive Officers. Therefore, the Committee decided that an increase in Mr. Urstadt's annual salary to $240,000 was advisable and awarded a bonus of $40,000 in view of the Trust's continued improved operating performance.

                                                   Compensation Committee
                                                  E. Virgil Conway, Chairman
                                                    George H.C. Lawrence
                                                    Robert R. Douglass
ITEM 2.  SHAREHOLDER PROPOSAL

William Steiner, a shareholder of the Trust, of 4 Radcliff Drive, Great Neck, New York, has submitted the following resolution for consideration by shareholders at the Annual Meeting:

     RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps,in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

In support of this proposal, William Steiner has submitted the following statement:

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually.
I believe this is the one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

YOUR BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     At the 1994 Annual Meeting of Shareholders, the Trust's shareholders voted to amend the Trust's Declaration of Trust to provide for the classification of the Board of Trustees into three classes serving staggered three-year terms. The Board stated in the proxy materials relating to that meeting its belief that a classified board will help to ensure the continuity and stability of the Trust's management and policies. In the opinion of the Board, the foregoing reasons continue to be valid and the classified board remains in the best interests of the shareholders.

     Approval of this proposal requesting the Board of Trustees to take the necessary steps to eliminate the classified Board requires the affirmative vote of the holders of not less than a majority of the votes present at the Annual Meeting. Abstentions will thus be the equivalent of negative votes and broker non-votes will have no effect, as any shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.
If approved, the proposal would serve as a recommendation to the Board of Trustees to take the necessary steps to eliminate the classified Board. Such steps would require amending the Trust's Declaration of Trust, which would require approval at a future shareholders' meeting of the holders of not less than a majority of the then outstanding Common Shares of the Trust.

ACCORDINGLY, THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     The following graph compares, for the five-year period ended October 31, 1995, the Trust's cumulative total return to its shareholders with the returns for the NAREIT All REIT Total Return Index published by the National Association of Real Estate Investment Trusts
(NAREIT) and for the S&P 500 Index for the same period.

Insert Graph Here

Audit Matters

     The Trustees have appointed Arthur Andersen LLP. to examine the financial statements of the Trust for the fiscal year ended October 31, 1995, and to report the results of their examination.

     It is expected that a representative of Arthur Andersen LLP. will be present at the Annual Meeting. Such representative will be afforded the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions raised at the meeting.

Submission of Shareholder Proposals

     Proposals of shareholders intended to be presented to the Trust's Annual Meeting of Shareholders to be held in 1997 must be received by the Trust by September 30, 1996. Such proposals must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals to be included in the proxy statement.

General

     All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Trustees know of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

     The Declaration of Trust dated July 7, 1969 establishing HRE Properties, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "HRE Properties" refers to the trustees under the Declaration collectively as trustees, but not as individuals or personally; and no trustee, shareholder, officer or agent of HRE Properties shall be held to any personal liability; nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said HRE Properties, but the trust estate only shall be liable.